Exhibit 23.2

CONSENT OF TECHNICAL REPORT AUTHOR

November 18, 2011

Calais Resources Inc.
P.O. Box 653
Nederland, Colorado 80466

RE:  “Updated NI 43-101 Technical Report on Resources Calais Resources Inc. Consolidated Caribou Project Boulder County, Colorado, USA dated February 8, 2011 and updated August 29, 2011” and “Updated NI 43-101 Technical Report on Exploration Calais Resources Inc. Manhattan Project Nye County, Nevada, USA dated February 10, 2011 and updated August 11, 2011” (collectively the “Technical Reports”)

I hereby consent to being named as a Qualified Person (as such term is defined in National Instrument  43-101 (“NI 43-101”)) in the public filing of the Technical Reports with (i) the United States Securities and Exchange Commission (the “SEC”), (ii) publicly on the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system,  (iii) all of the Canadian Securities regulatory authorities having jurisdiction, and (iv) publicly with the System for Electronic Document Analysis and Retrieval (“SEDAR”); and to the written disclosure of the Technical Reports and extracts from, or a summary of, the Technical Reports in written disclosures filed or being filed by Calais Resources Inc.

I, Bart A. Stryhas, Ph.D., do hereby consent to (i) the public filing of the Technical Reports by Calais Resources Inc. and (ii) the inclusion, incorporation, and use of all or a portion of the above referenced Technical Reports, and any references thereto and summaries thereof, within the annual report on Form 10-K for the fiscal year ended May 31, 2011, as amended (the “Amended Form 10-K”), of Calais Resources Inc. filed with the SEC and any amendments to such Amended Form 10-K filed with the SEC.

I certify that I have read the written disclosures being filed and included in the Amended Form 10-K, as amended, and that such disclosures fairly and accurately represent the information in the Technical Reports that support the disclosures.  I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Reports or within my knowledge as a result of the services performed by me in connection with the Technical Reports.

I hereby consent to being named as an expert and a Qualified Person (as such term is defined in NI 43-101) in the Amended Form 10-K and any amendment to such Amended Form 10-K filed with the SEC. I do hereby state that I prepared the Technical Reports and believe the Technical Reports state fairly and accurately the information in the Technical Reports.

/s/ Bart A. Stryhas

Bart Stryhas, PhD, CPG